Exhibit 99.1

News Release

Graham Corporation ♦ 20 Florence Avenue ♦ Batavia, NY 14020

IMMEDIATE RELEASE

Graham Corporation Reports Second Quarter Fiscal 2027 Results

Second Quarter Fiscal 2027 Highlights:

•	Net sales of $69.8 million, increased 6% compared to the prior year reflecting strength of diversified revenue base and the addition of FlackTek

•	Gross profit increased 38% to $19.7 million; Gross profit margin was 28.2%, up 650 basis points compared to the prior year reflecting improved mix and operational efficiencies

•	Net income per diluted share was $0.39 an increase of 39%; Adjusted net income per diluted share(1) was $0.52 an increase of 68%

•	Adjusted EBITDA (1) increased 64% to $10.3 million; Adjusted EBITDA margin(1) was 14.8%, up 530 basis points compared to the prior year

•	Orders (2) were $73.7 million; Book-to-Bill (2) ratio of 1.1x and record backlog (2) of $561.3 million marking the seventh consecutive quarter of record quarterly backlog(2)

•	Strong cash generation with $46.7 million of cash provided by operating activities during the second quarter; cash of $71.4 million and no outstanding debt at quarter end

•	Reaffirming full year fiscal 2027 guidance for net sales and adjusted EBITDA

BATAVIA, NY, November 5, 2026 – Graham Corporation (NYSE: GHM) (“GHM” or the “Company”), a global leader in the design and manufacture of mission critical fluid, power, heat transfer, vacuum, and advanced mixing technologies for the Defense, Space, and Energy & Process industries, today reported financial results for its second quarter for the fiscal year ending March 31, 2027 (“fiscal 2027”).

Graham’s President and Chief Executive Officer, Matthew J. Malone stated, “Our second quarter results reflect strong execution across the business, highlighted by growth in Defense and Space, significant margin expansion and continued momentum across our end markets. Our record backlog of $561 million provides strong visibility into future growth and reinforces our confidence in the long-term opportunities ahead.”

Mr. Malone continued, “We are very pleased with the progress of FlackTek’s integration and the continued execution of our strategic initiatives, including the successful completion of our first customer test at our new cryogenic testing facility and the groundbreaking of our new facility in Arvada. We believe these investments position us to capitalize on expanding opportunities in Space and Defense, as well as emerging high-growth markets such as advanced defense systems and small modular reactors, while advancing toward our long-term financial targets.”

[1]

Adjusted net income per diluted share, Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures. See attached tables and other information for important disclosures regarding Graham’s use of these non-GAAP measures.

[2]	Orders, backlog and book-to-bill ratio are key performance metrics. See “Key Performance Indicators” below for important disclosures regarding Graham’s use of these metrics.

Graham Corporation Reports Second Quarter Fiscal 2027 Results

November 5, 2026

Second Quarter Fiscal 2027 Performance Review

(All comparisons are with the same prior-year period unless noted otherwise.)

($ in thousands except per share data)	Q2 FY27	Q2 FY26	$ Change	% Change	YTD FY 2027	YTD FY 2026	Change	% Change
Net sales	$69,760	$66,027	$3,733	6%	$141,102	$121,514	$19,588	16%
Gross profit	$19,673	$14,306	$5,367	38%	$37,474	$29,027	$8,447	29%
Gross margin	28.2%	21.7%		650 bps	26.6%	23.9%		270 bps
Operating income	$5,832	$4,271	$1,561	37%	$9,984	$9,235	$749	8%
Operating margin	8.4%	6.5%		190 bps	7.1%	7.6%		-50 bps
Net income	$4,637	$3,090	$1,547	50%	$8,549	$7,685	$864	11%
Net income margin	6.6%	4.7%		190 bps	6.1%	6.3%		-20 bps
Net income per diluted share	$0.39	$0.28	$0.11	39%	$0.73	$0.69	$0.04	6%
Adjusted net income*	$6,170	$3,429	$2,741	80%	$11,908	$8,367	$3,541	42%
Adjusted net income per diluted share*	$0.52	$0.31	$0.21	68%	$1.01	$0.75	$0.26	35%
Adjusted EBITDA*	$10,303	$6,295	$4,008	64%	$19,053	$13,133	$5,920	45%
Adjusted EBITDA margin*	14.8%	9.5%		530 bps	13.5%	10.8%		270 bps

*

Graham believes that, when used in conjunction with measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), adjusted net income, adjusted net income per diluted share, adjusted EBITDA and adjusted EBITDA margin, which are non-GAAP measures, help in the understanding of its operating performance. See attached tables and other information provided at the end of this press release for important disclosures regarding Graham’s use of these non-GAAP measures.

Net sales for the second quarter of fiscal 2027 were $69.8 million, up $3.7 million, or 6%, compared with the second quarter of fiscal 2026, a result of our diversified revenue base and the acquisition of FlackTek, which contributed $9.5 million of revenue in the quarter. The increase was across multiple markets, including a $5.1 million, or 12%, increase in sales to the Defense market, driven by the timing of project milestones, new programs, growth of existing programs and capacity, and the addition of FlackTek, partially offset by approximately $10.0 million of lower material receipts in the second quarter of fiscal 2027. Defense represented 66% of net sales for the quarter. Sales to the Space market increased $2.4 million, or 59%, over the prior year second quarter, primarily due to the impacts of commercialization and accelerated launch cadences, the ramp up of existing programs, and the FlackTek acquisition. Sales to the Energy & Process markets decreased $3.7 million, or 17%, primarily due to softness in investments on large capital project activity caused by geopolitical uncertainties and decreases in sales to customers outside the U.S., partially offset by growth in New Energy markets and the addition of FlackTek. Aftermarket sales to the Energy & Process and Defense markets of $8.6 million decreased 3% from the prior year quarter but remained at high levels.

Gross profit for the second quarter of fiscal 2027 was $19.7 million or 28.2% of sales, compared with $14.3 million, or 21.7% of sales, in the prior-year period. The 650-basis point increase in gross profit margin reflects operational improvements on new and existing programs, the addition of FlackTek, and the mix of sales, in particular the composition of the current mix of programs in the Space and Defense markets, as well as a high level of material receipts in the second quarter of fiscal 2026, which carry a lower profit margin.

Selling, general and administrative expense (“SG&A”), including intangible amortization, for the second quarter of fiscal 2027 increased $3.4 million, or 34%, over the prior year second quarter. Acquisition and integration expenses contributed $0.7 million of the increase, and incremental SG&A from the acquisition of FlackTek accounted for $2.3 million. The balance of the increase mainly reflects ongoing investment in people, processes and technology, expected to total approximately $2.5 million of incremental cost in fiscal 2027, partially offset by a reduction to the Barber-Nichols Performance Bonus, which ended in fiscal 2026. During the second quarter of fiscal 2026, the Company recorded $1.1 million related to the Barber-Nichols Performance Bonus, inclusive of applicable payroll taxes and no corresponding expense was recorded in the second quarter of fiscal 2027.

Cash Management and Balance Sheet

Cash and cash equivalents as of September 30, 2026, were $71.4 million, compared with $27.0 million at the end of the previous quarter and $6.6 million at March 31, 2026.

Net cash provided by operating activities was $46.7 million during the second quarter of fiscal 2027 and $34.1 million for the first six months of the fiscal year, primarily reflecting the timing of accounts receivable collections and customer deposits, as well as higher cash net income.

Graham Corporation Reports Second Quarter Fiscal 2027 Results

November 5, 2026

Capital expenditures, net for the second quarter of fiscal 2027 were $2.2 million, and $4.9 million for the first six months, supporting the Company’s growth and productivity improvement initiatives.

As of September 30, 2026, the Company had no debt outstanding and $74.7 million available under its revolving credit facility.

Orders, Backlog, and Book-to-Bill Ratio

See supplemental data filed with the Securities and Exchange Commission on Form 8-K and provided on the Company’s website for a further breakdown of orders and backlog by market. See “Key Performance Indicators” below for important disclosures regarding Graham’s use of these metrics ($ in millions).

	Q2 26	Q3 26	Q4 26	FY26	Q1 27	Q2 27
Orders	$83.2	$71.7	$78.7	$359.4	$95.9	$73.7
Backlog	$500.1	$515.6	$532.6	$532.6	$557.2	$561.3

Orders for the second quarter of fiscal 2027 were $73.7 million, compared with $83.2 million in the prior year second quarter. Defense orders in the quarter were $41.8 million. Space market orders totaled $10.6 million, or 1.7x net Space sales for the quarter and $25.0 million, or 2.0x net Space sales, for the first six months of fiscal 2027. Total Aftermarket orders for the Energy & Process and Defense markets increased 91% to $18.3 million for the second quarter of fiscal 2027.

Note that our orders can be lumpy given the nature of our business, particularly large capital projects and multi-year Defense orders, which can be significantly larger.

Backlog at quarter end was a record $561.3 million, a 12% increase over the prior-year period, with Defense backlog up 10% and Space backlog up 108%. For the quarter, the Company achieved a book-to-bill ratio of 1.1x, and 1.2x for the first six months of fiscal 2027, ahead of the Company’s annual target of 1.1x. Management expects approximately 30% to 35% of backlog to convert to sales within the next twelve months, 20% to 25% within one to two years, and the remainder beyond two years. Approximately 83% of our backlog as of September 30, 2026, was to the Defense market, which provides stability and visibility for future revenue growth.

Fiscal 2027 Outlook

(as of November 5, 2026)	New Guidance	Previous Guidance
Net Sales	$285 million to $295 million	$285 million to $295 million
Gross Margin	25.0% to 26.0% of sales	24.5% to 25.5% of sales
SG&A expense (including amortization)(1) (2)	17.5% to 18.5% of sales	16.5% to 17.5% of sales
Adjusted EBITDA(2) (3) (4)	$35 million to $40 million	$35 million to $40 million
Effective Tax Rate	18% to 20%	18% to 20%
Capital Expenditures	$15.0 million to $20.0 million	$18.0 million to $22.0 million

(1)

Includes approximately $4.5 million to $5.5 million of equity-based compensation, net acquisition & integration costs, and enterprise resource planning (“ERP”) conversion costs included in SG&A expense.

(2)

Includes approximately $2.5 million of incremental costs to invest in people, processes, and technology to enable future growth and accelerate the commercialization of Graham products and technologies.

Graham Corporation Reports Second Quarter Fiscal 2027 Results

November 5, 2026

(3)

Excludes net interest (income) expense, income taxes, depreciation, and amortization from net income, as well as approximately $6.0 million to $7.0 million of equity-based compensation, net acquisition & integration costs, and ERP conversion costs.

(4)	See “Forward-Looking Non-GAAP Measures” below for additional information.

Graham’s Chief Financial Officer, Christopher J. Thome, said, “Our second quarter results demonstrate continued improvement in profitability, with adjusted EBITDA increasing 64% year-over-year and adjusted EBITDA margin expanding 530 basis points. We generated $46.7 million in operating cash flow during the second quarter and ended the quarter with $71.4 million in cash and no outstanding debt, providing significant financial flexibility to support our organic and inorganic growth initiatives.”

Mr. Thome continued, “Based on our first-half performance and expectations for the remainder of the year, we are reaffirming our full-year fiscal 2027 guidance of net sales and adjusted EBITDA, have made minor updates to full-year fiscal 2027 guidance on gross margin based on mix and better execution, SG&A expense based on higher acquisition and integration related expenses, and updates to capital expenditures based on timing of major projects. We remain focused on maintaining financial discipline and driving continued operational improvements as we execute against our long-term objectives.”

Webcast and Conference Call

GHM’s management will host a conference call and live webcast on November 5, 2026, at 11:00 a.m. Eastern Time (“ET”) to review its financial results as well as its strategy and outlook. The review will be accompanied by a slide presentation, which will be made available immediately prior to the conference call on GHM’s investor relations website.

A question-and-answer session will follow the formal presentation. GHM’s conference call can be accessed by calling (877) 407-0784, or (201) 689-8560 (International). Alternatively, the webcast can be monitored from the events section of GHM’s investor relations website.

A telephonic replay will be available from 3:00 p.m. ET today through Thursday, November 12, 2026. To listen to the archived call, dial (844) 512-2921 and enter conference ID number 13762712, or access the webcast replay via the Company’s website at ir.grahamcorp.com, where a transcript will also be posted once available.

About Graham Corporation

Graham is a global leader in the design and manufacture of mission critical fluid, power, heat transfer, vacuum, and advanced mixing technologies for the Defense, Space, Energy & Process industries. Graham Corporation and its family of global brands are built upon world-renowned engineering expertise, proprietary technologies, as well as its responsive and flexible service and the unsurpassed quality customers have come to expect from the Company’s products and systems. Graham Corporation routinely posts news and other important information on its website, grahamcorp.com, where additional information on Graham Corporation and its businesses can be found.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “continue,” “estimate,” “expects,” “focus,” “future,” “opportunities,” “outlook,” “believes,” “could,” “guidance,” “may”, “will,” “plan,” “strategy,” and other similar words. All statements addressing operating performance, events, or developments that Graham Corporation expects or anticipates will occur in the future, including but not limited to, profitability of future projects and the business, its ability to deliver to plan, its ability to continue to strengthen relationships with customers in the Defense industry, its ability to secure future projects and applications, expected expansion and growth opportunities, anticipated sales, revenues, adjusted EBITDA, adjusted EBITDA margins, capital expenditures and SG&A expenses, the timing of conversion of backlog to sales, orders, market presence, profit margins, tax rates, foreign sales operations, customer preferences, changes in market conditions in the industries in which it operates, changes in general economic conditions and customer behavior, forecasts regarding the timing and scope of the economic recovery in its

Graham Corporation Reports Second Quarter Fiscal 2027 Results

November 5, 2026

markets, and its acquisition and growth strategy, are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham Corporation’s most recent Annual Report filed with the Securities and Exchange Commission (the “SEC”), included under the heading entitled “Risk Factors”, and in other reports filed with the SEC.

Should one or more of these risks or uncertainties materialize or should any of Graham Corporation’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Graham Corporation’s forward-looking statements. Except as required by law, Graham Corporation disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

Non-GAAP Financial Measures

Adjusted EBITDA is defined as consolidated net income (loss) before net interest expense, income taxes, depreciation, amortization, other acquisition related expenses, equity-based compensation, ERP implementation costs, and other unusual/nonrecurring expenses. Adjusted EBITDA margin is defined as Adjusted EBITDA as a percentage of sales. Adjusted EBITDA and Adjusted EBITDA margin are not measures determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Graham believes that providing non-GAAP information, such as Adjusted EBITDA and Adjusted EBITDA margin, is important for investors and other readers of Graham’s financial statements, as it is used as an analytical indicator by Graham’s management to better understand operating performance. Moreover, Graham’s credit facility also contains ratios based on Adjusted EBITDA. Because Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures and are thus susceptible to varying calculations, Adjusted EBITDA, and Adjusted EBITDA margin, as presented, may not be directly comparable to other similarly titled measures used by other companies.

Adjusted net income and adjusted net income per diluted share are defined as net income and net income per diluted share as reported, adjusted for certain items and at a normalized tax rate. Adjusted net income and adjusted net income per diluted share are not measures determined in accordance with GAAP, and may not be comparable to the measures as used by other companies. Nevertheless, Graham believes that providing non-GAAP information, such as adjusted net income and adjusted net income per diluted share, is important for investors and other readers of the Company’s financial statements and assists in understanding the comparison of the current quarter’s and current fiscal year’s net income and net income per diluted share to the historical periods’ net income and net income per diluted share. Graham also believes that adjusted net income per share, which adds back intangible amortization expense related to acquisitions, provides a better representation of the cash earnings of the Company.

Forward-Looking Non-GAAP Measures

Adjusted EBITDA is a non-GAAP measure. The Company is unable to present a quantitative reconciliation of this forward-looking non-GAAP financial measure to its most directly comparable forward-looking GAAP financial measure because such information is not available, and management cannot reliably predict the necessary components of such GAAP measure without unreasonable effort largely because forecasting or predicting our future operating results is subject to many factors out of our control or not readily predictable. In addition, the Company believes that such reconciliation would imply a degree of precision that would be confusing or misleading to investors. The unavailable information could have a significant impact on the Company’s fiscal 2027 financial results. This non-GAAP financial measure is a preliminary estimate and is subject to risks and uncertainties, including, among others, changes in connection with purchase accounting, quarter-end, and year-end adjustments. Any variation between the Company’s actual results and preliminary financial estimates set forth above may be material.

Graham Corporation Reports Second Quarter Fiscal 2027 Results

November 5, 2026

Key Performance Indicators

In addition to the foregoing non-GAAP measures, management uses the following key performance metrics to analyze and measure the Company’s financial performance and results of operations: orders, backlog, and book-to-bill ratio. Management uses orders and backlog as measures of current and future business and financial performance, and these may not be comparable with measures provided by other companies. Orders represent definitive agreements with customers to provide products and/or services. Backlog is defined as the total dollar value of net orders received for which revenue has not yet been recognized. Total backlog can include both funded and unfunded orders under government contracts. Management believes tracking orders and backlog are useful as they often times are leading indicators of future performance. In accordance with industry practice, contracts may include provisions for cancellation, termination, or suspension at the discretion of the customer.

The book-to-bill ratio is an operational measure that management uses to track the growth prospects of the Company. The Company calculates the book-to-bill ratio for a given period as net orders divided by net sales.

Given that each of orders, backlog, and book-to-bill ratio are operational measures and that the Company’s methodology for calculating orders, backlog and book-to-bill ratio does not meet the definition of a non-GAAP measure, as that term is defined by the U.S. Securities and Exchange Commission, a quantitative reconciliation for each is not required or provided.

For more information, contact:

Christopher J. Thome	Tom Cook
Vice President - Finance and CFO	Investor Relations
Phone: (585) 343-2216	(203) 682-8250
Tom.Cook@icrinc.com

Source: Graham Corporation

Graham Corporation Reports Second Quarter Fiscal 2027 Results

November 5, 2026

Consolidated Statements of Operations - Unaudited

($ in thousands, except per share data)

	Three Months Ended September 30,			Six Months Ended September 30,
	2026	2025	% Change	2026	2025	% Change
Net sales	$69,760	$66,027	6%	$141,102	$121,514	16%
Cost of products sold	50,087	51,721	(3%)	103,628	92,487	12%

Gross profit	19,673	14,306	38%	37,474	29,027	29%
Gross margin	28.2%	21.7%		26.6%	23.9%
Operating expenses and income:
Selling, general and administrative	13,146	9,789	34%	25,700	19,186	34%
Selling, general and administrative – amortization	507	437	16%	1,014	873	16%
Other operating expense (income), net	188	(191)	NA	776	(267)	NA

Operating income	5,832	4,271	37%	9,984	9,235	8%

Operating margin	8.4%	6.5%		7.1%	7.6%
Other expense, net	88	116	(24%)	177	244	(27%)
Interest income, net	(226)	(68)	232%	(346)	(245)	41%

Income before provision for income taxes	5,970	4,223	41%	10,153	9,236	10%
Provision for income taxes	1,333	1,133	18%	1,604	1,551	3%

Net income	$4,637	$3,090	50%	$8,549	$7,685	11%

Per share data:
Basic:
Net income	$0.40	$0.28	43%	$0.73	$0.70	4%

Diluted:
Net income	$0.39	$0.28	39%	$0.73	$0.69	6%

Weighted average common shares outstanding:
Basic	11,734	10,985		11,666	10,956
Diluted	11,855	11,135		11,779	11,083

Graham Corporation Reports Second Quarter Fiscal 2027 Results

November 5, 2026

Consolidated Balance Sheets

(Amounts in thousands, except per share data)

	September 30, 2026	March 31, 2026
Assets
Current assets:
Cash and cash equivalents	$71,427	$6,580
Trade accounts receivable, net of allowances ($244 and $195 at September 30, 2026 and March 31 2026, respectively)	45,778	33,809
Unbilled revenue	44,515	59,868
Inventories	55,369	50,758
Prepaid expenses and other current assets	5,271	4,255
Income taxes receivable	33	1,184

Total current assets	222,393	156,454
Property, plant and equipment, net	61,538	60,330
Prepaid pension asset	6,706	6,633
Operating lease assets	5,983	6,740
Goodwill	37,326	38,078
Customer relationships, net	14,660	15,372
Technology and technical know-how, net	22,083	23,232
Tradenames, net	13,408	13,458
Deferred income tax asset	209	131
Other assets	3,326	3,188

Total assets	$387,632	$323,616

Liabilities and stockholders’ equity
Current liabilities:
Current portion of finance lease obligations	$24	$23
Accounts payable	23,999	25,740
Accrued compensation	15,614	21,547
Accrued expenses and other current liabilities	7,676	4,728
Customer deposits	129,655	102,421
Operating lease liabilities	1,807	1,806
Income taxes payable	416	5

Total current liabilities	179,191	156,270
Long-term debt	—	13,000
Finance lease obligations	8	21
Operating lease liabilities	4,587	5,343
Deferred income tax liability	962	897
Accrued pension and postretirement benefit liabilities	1,143	1,145
Other long-term liabilities	3,440	6,625

Total liabilities	189,331	183,301

Stockholders’ equity:
Preferred stock, $1.00 par value, 500 shares authorized	—	—
Common stock, $0.10 par value, 25,500 shares authorized, 11,912 and 11,247 shares issued and 11,738 and 11,073 shares outstanding at September 30, 2026 and March 31, 2026, respectively	1,191	1,124
Capital in excess of par value	90,707	41,699
Retained earnings	115,278	106,729
Accumulated other comprehensive loss	(5,487)	(5,849)
Treasury stock (174 shares at September 30, 2026 and March 31, 2026, respectively)	(3,388)	(3,388)

Total stockholders’ equity	198,301	140,315

Total liabilities and stockholders’ equity	$387,632	$323,616

Graham Corporation Reports Second Quarter Fiscal 2027 Results

November 5, 2026

Consolidated Statements of Cash Flows

(Amounts in thousands)

	Six Months Ended September 30,
	2026	2025
Operating activities:
Net income	$8,549	$7,685
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,455	2,171
Amortization	2,006	997
Adjustments for credit losses	—	400
Amortization of actuarial losses	346	420
Equity-based compensation expense	1,427	1,085
(Gain) loss on disposal or sale of property, plant and equipment	(22)	1
Change in fair value of contingent consideration	798	(267)
Deferred income taxes	(99)	191
(Increase) decrease in operating assets, net of acquisitions:
Accounts receivable	(12,034)	(7,104)
Unbilled revenue	15,331	(11,639)
Inventories	(4,703)	(2,400)
Income taxes receivable	1,151	1,243
Prepaid expenses and other current and non-current assets	(1,374)	(377)
Operating lease assets	768	664
Prepaid pension asset	(74)	(70)
Increase (decrease) in operating liabilities, net of acquisitions:
Accounts payable	(1,599)	2,699
Accrued compensation, accrued expenses and other current and non-current liabilities	(6,865)	(4,667)
Customer deposits	27,367	20,853
Operating lease liabilities	(766)	(650)
Income taxes payable	410	90
Long-term portion of accrued compensation, accrued pension and postretirement benefit liabilities	(2)	(1)

Net cash provided by operating activities	34,070	11,324

Investing activities:
Purchase of property, plant and equipment	(4,855)	(11,148)
Acquisitions, net of cash acquired	1,058	—

Net cash used by investing activities	(3,797)	(11,148)

Financing activities:
Principal repayments on debt	(13,000)	(8,000)
Proceeds from the issuance of debt	—	8,000
Repayments on finance lease obligations	(175)	(165)
Issuance of common stock	50,517	458
Common stock issuance costs	(138)	—
Tax withholdings related to net share settlements of restricted stock units	(2,731)	(1,532)

Net cash provided (used) by financing activities	34,473	(1,239)

Effect of exchange rate changes on cash	101	65

Net increase (decrease) in cash and cash equivalents	64,847	(998)
Cash and cash equivalents at beginning of period	6,580	21,577

Cash and cash equivalents at end of period	$71,427	$20,579

Graham Corporation Reports Second Quarter Fiscal 2027 Results

November 5, 2026

Adjusted EBITDA Reconciliation

(Unaudited, $ in thousands)

	Three Months Ended September 30,		Six Months Ended September 30,
	2026	2025	2026	2025
Net income	$4,637	$3,090	$8,549	$7,685
Acquisition & integration expense (income), net	991	(87)	2,170	(163)
ERP Implementation costs	45	29	188	52
Net interest income	(226)	(68)	(346)	(245)
Income tax expense	1,333	1,133	1,604	1,551
Equity-based compensation expense	782	553	1,427	1,085
Depreciation & amortization	2,741	1,645	5,461	3,168

Adjusted EBITDA	$10,303	$6,295	$19,053	$13,133

Net sales	$69,760	$66,027	$141,102	$121,514
Net income margin	6.6%	4.7%	6.1%	6.3%
Adjusted EBITDA margin	14.8%	9.5%	13.5%	10.8%

Adjusted Net Income and Adjusted Net Income per Diluted Share Reconciliation

(Unaudited, $ in thousands, except per share amounts)

	Three Months Ended September 30,		Six Months Ended September 30,
	2026	2025	2026	2025
Net income	$4,637	$3,090	$8,549	$7,685
Acquisition & integration expense (income), net	991	(87)	2,170	(163)
Amortization of intangible assets	955	498	2,005	997
ERP Implementation costs	45	29	188	52
Tax impact of adjustments(1)	(458)	(101)	(1,004)	(204)

Adjusted net income	$6,170	$3,429	$11,908	$8,367

GAAP net income per diluted share	$0.39	$0.28	$0.73	$0.69
Adjusted net income per diluted share	$0.52	$0.31	$1.01	$0.75
Diluted weighted average common shares outstanding	11,855	11,135	11,779	11,083

(1)	Applies a normalized tax rate to non-GAAP adjustments, which are pre-tax, based upon the statutory tax rate of 23%.

Acquisition and integration expense (income), net are incremental costs that are directly related to, and as a result of, acquisition and integration related activity and the subsequent accounting for any contingent earn-out liabilities. These costs (income) may include, among other things, professional, consulting, travel expenses, and other fees, system integration costs, and contingent consideration fair value adjustments. ERP implementation costs primarily relate to consulting costs (training, data conversion, and project management) incurred in connection with the ERP system being implemented throughout our Batavia, New York facility in order to enhance efficiency and productivity and are not expected to recur once the project is completed.